Filed Pursuant to Rule 424(b)(3)

Registration No. 333-133692

PROSPECTUS SUPPLEMENT DATED MAY 26, 2006

AAR CORP.

$150,000,000

1.75% Convertible Senior Notes due 2026

This prospectus supplement supplements the prospectus dated May 1, 2006 of AAR CORP. relating to the sale by certain of its securityholders (including their transferees, pledgees, donees, assignees or other successors) of AAR’s 1.75% Convertible Senior Notes due 2026.

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  Capitalized terms used in this prospectus supplement have the meanings specified in the prospectus.

1.             The table of Selling Securityholders beginning on page 54 of the prospectus is hereby amended to replace the name “CNH Master Fund” with “CNH CA Master Account, L.P.”

2.             The table of Selling Securityholders beginning on page 54 of the prospectus is hereby amended to include the following additional line items:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
The Drake Offshore Master Fund, Ltd.	$500,000	*	16,989	*
Family Service Life Insurance Co.	$100,000	*	3,398	*
Guardian Life Insurance Co.	$7,900,000	5.3%	268,433	*
Guardian Pension Trust	$500,000	*	16,989	*
Merrill Lynch, Pierce, Fenner & Smith	$8,404,000	5.6%	285,559	*

3.             The following line items in the table of Selling Securityholders beginning on page 54 of the prospectus are hereby amended as follows:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
Bancroft Fund Ltd.	$1,500,000	1.0%	50,968	*
Ellsworth Fund Ltd.	$1,500,000	1.0%	50,968	*
Subtotal	$129,029,000	86.0%	4,384,263	12.0%
All other holders of the notes or future transferees, pledgees, donees, assignees or successors of such holders	$20,971,000	14.0%	712,572	2.0%

See “Risk Factors” beginning on page 5 of the prospectus to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.